EXHIBIT 99.1

August 27, 2018
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD NET SALES, OPERATING INCOME AND NET INCOME FOR THE THIRD QUARTER OF FISCAL 2018; FULL FISCAL YEAR 2018 NET SALES AND NET INCOME GROWTH ESTIMATES RAISED

3rd Quarter of Fiscal 2018 Net Income up 47% on
Operating Income Increase of 33% and Net Sales Increase of 19%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported that net income increased 47% to a record $67.1 million, or 49 cents per diluted share, in the third quarter of fiscal 2018, up from $45.7 million, or 34 cents per diluted share, in the third quarter of fiscal 2017. In the first nine months of fiscal 2018, net income increased 45% to a record $191.9 million, or $1.40 per diluted share, up from $132.3 million, or 98 cents per diluted share, in the first nine months of fiscal 2017.

All share and per share information has been adjusted retrospectively to reflect 5-for-4 stock splits distributed by the Company in January 2018 and June 2018.

Operating income increased 33% to a record $101.4 million in the third quarter of fiscal 2018, up from $76.1 million in the third quarter of fiscal 2017. In the first nine months of fiscal 2018, operating income increased 25% to a record $272.5 million, up from $217.2 million in the first nine months of fiscal 2017.

The Company's consolidated operating margin improved to 21.8% in the third quarter of fiscal 2018, up from 19.4% in the third quarter of fiscal 2017. The Company's consolidated operating margin improved to 21.0% in the first nine months of fiscal 2018, up from 19.7% in the first nine months of fiscal 2017.

Net sales increased 19% to a record $465.8 million in the third quarter of fiscal 2018, up from $391.5 million in the third quarter of fiscal 2017. Net sales increased 18% to a record $1,300.8 million in the first nine months of fiscal 2018, up from $1,103.6 million in the first nine months of fiscal 2017.

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In the first quarter of fiscal 2018, the United States (U.S.) government enacted significant changes to existing tax law, including a reduction in the U.S. corporate tax rate.  The Company’s effective tax rate for the first nine months of fiscal 2018 was 17.9%, down from 29.8% for the first nine months of fiscal 2017.  Net income in the first nine months of fiscal 2018 was favorably impacted by approximately $30.7 million, or 22 cents per diluted share, including approximately $11.9 million, or 9 cents per diluted share, which resulted from one-time tax benefits principally due to the remeasurement of the Company’s net deferred tax liabilities in the first quarter of fiscal 2018.
Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's third quarter results stating, "We are very pleased to report record quarterly highs in consolidated net sales, operating income and net income on the strength of record net sales and operating income at both the Flight Support Group and the Electronic Technologies Group. Our outstanding quarterly performance principally reflects double-digit organic revenue growth at both operating segments, strong cash flow and the profitable contributions to earnings from our well-managed fiscal 2017 and 2018 acquisitions.

Our total debt to shareholders' equity ratio decreased to 43.6% as of July 31, 2018, down from 54.0% as of October 31, 2017.  Our net debt (total debt less cash and cash equivalents) of $556.8 million to shareholders’ equity ratio decreased to 38.9% as of July 31, 2018, down from 49.8% as of October 31, 2017. Our net debt to EBITDA ratio improved to 1.27x as of July 31, 2018 compared to 1.67x as of October 31, 2017. During fiscal 2018, we have successfully completed three acquisitions and have completed four acquisitions over the past year. We have no significant debt maturities until fiscal 2023 and plan to utilize our financial flexibility to aggressively pursue high quality acquisitions to accelerate growth and maximize shareholder returns.

Cash flow provided by operating activities increased 14% to $204.7 million in the first nine months of fiscal 2018, up from $179.3 million in the first nine months of fiscal 2017. Cash flow provided by operating activities increased 34% to $109.7 million in the third quarter of fiscal 2018, up from $81.6 million in the third quarter of fiscal 2017. We continue to forecast record cash flow from operations for fiscal 2018.

As we look ahead to the remainder of fiscal 2018, we anticipate net sales growth within the Flight Support Group and the Electronic Technologies Group resulting from increased demand across the majority of our product lines.  Also, we will continue our commitments to developing new products and services, further market penetration, and an aggressive acquisition strategy while maintaining our financial strength and flexibility.

Based on our current economic visibility, we now estimate our consolidated fiscal 2018 year-over-year growth in net sales to be 15% - 16% and in net income to be 35% - 37%, up from our prior growth estimates in net sales of 13% - 14% and in net income of 33%

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- 35%. Additionally, we continue to anticipate our consolidated operating margin to approximate 21%, cash flow from operations to approximate $310 million, depreciation and amortization expense to approximate $77 million and capital expenditures to now approximate $45 million. These estimates exclude additional acquired businesses, if any."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's third quarter results stating, "Our record quarterly results in net sales and operating income principally reflects strong organic growth within all of the Flight Support Group's product lines.

The Flight Support Group's net sales increased 11% to a record $285.1 million in the third quarter of fiscal 2018, up from $258.0 million in the third quarter of fiscal 2017. The Flight Support Group's net sales increased 14% to a record $807.7 million in the first nine months of fiscal 2018, up from $710.7 million in the first nine months of fiscal 2017. The increase in the third quarter and first nine months of fiscal 2018 is attributable to organic growth of 10% and 6%, respectively, as well as the impact from our fiscal 2017 profitable acquisitions. The organic growth in the third quarter and first nine months of fiscal 2018 reflects increased demand and new product offerings within our aftermarket replacement parts, specialty products, and repair and overhaul parts and services product lines.

The Flight Support Group's operating income increased 17% to a record $54.7 million in the third quarter of fiscal 2018, up from $46.7 million in the third quarter of fiscal 2017. The Flight Support Group's operating income increased 15% to a record $152.1 million in the first nine months of fiscal 2018, up from $132.8 million in the first nine months of fiscal 2017. The increase in the third quarter of fiscal 2018 and first nine months of fiscal 2018 is mainly attributable to the previously mentioned net sales growth. The operating income increase in the third quarter of fiscal 2018 also reflects a favorable impact from efficiencies realized from the benefit of our growth in net sales on relatively consistent period-over-period SG&A expenses and changes in the estimated fair value of accrued contingent consideration associated with a prior year acquisition, partially offset by a slightly lower gross profit margin mainly due to a less favorable product mix within our aftermarket replacement parts product line.

The Flight Support Group's operating margin increased to 19.2% in the third quarter of fiscal 2018, up from 18.1% in the third quarter of fiscal 2017. The Flight Support Group's operating margin increased to 18.8% in the first nine months of fiscal 2018, up slightly from 18.7% in the first nine months of fiscal 2017. The increase in the third quarter of fiscal 2018 principally reflects the previously mentioned SG&A efficiencies and changes in the estimated fair value of accrued contingent consideration, partially offset by the previously mentioned lower gross profit margin.

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With respect to the remainder of fiscal 2018, we now estimate full year net sales growth of approximately 11% - 12% over the prior year, up from the prior estimate of 10% and the full year Flight Support Group's operating margin to approximate 19.0%, up from the prior estimate of 18.5% - 19.0%. Further, we now estimate the Flight Support Group's full year organic net sales growth rate to be in the mid- to high-single digits. These estimates exclude additional acquired businesses, if any.”

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's third quarter results stating, "Our record quarterly results mainly reflect strong organic growth stemming from increased demand for our defense products and continued contributions from our well-managed and profitable fiscal 2017 and 2018 acquisitions.

The Electronic Technologies Group's net sales increased 35% to a record $186.4 million in the third quarter of fiscal 2018, up from $137.9 million in the third quarter of fiscal 2017. The Electronic Technologies Group's net sales increased 26% to a record $510.8 million in the first nine months of fiscal 2018, up from $405.2 million in the first nine months of fiscal 2017. The increase in the third quarter and first nine months of fiscal 2018 reflects organic growth of 16% and 8%, respectively, as well as the favorable impact from our fiscal 2017 and 2018 acquisitions. The organic growth in the third quarter and first nine months of fiscal 2018 principally reflects increased demand for certain defense products. Further, the organic growth in the third quarter was partially moderated by lower demand for certain space products.

The Electronic Technologies Group's operating income increased 45% to a record $56.0 million in the third quarter of fiscal 2018, up from $38.5 million in the third quarter of fiscal 2017. The Electronic Technologies Group's operating income increased 38% to a record $147.4 million in the first nine months of fiscal 2018, up from $106.5 million in the first nine months of fiscal 2017. The increase in the third quarter and first nine months of fiscal 2018 is principally attributable to the previously mentioned net sales growth and an improved gross profit margin mainly reflecting increased net sales and a more favorable product mix for certain defense products partially offset by a less favorable product mix for certain space and other electronics products. Further, the increase in the third quarter and first nine months of fiscal 2018 reflects efficiencies realized from the benefit of our growth in net sales on relatively consistent period-over-period SG&A expenses.

The Electronic Technologies Group's operating margin improved to 30.1% in the third quarter of fiscal 2018, up from 28.0% in the third quarter of fiscal 2017. The Electronic Technologies Group's operating margin improved to 28.9% in the first nine months of fiscal 2018, up from 26.3% in the first nine months of fiscal 2017. The increase in the third quarter and first nine months of fiscal 2018 principally reflects the previously mentioned improved gross profit margin and SG&A efficiencies.

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With respect to the remainder of fiscal 2018, we now estimate full year net sales growth of approximately 20% - 21% over the prior year, up from the prior estimate of 18% - 20%, and the full year Electronic Technologies Group's operating margin to approximate 28.5% - 29.0%, up from the prior estimate of 28.0% - 29.0%.  Further, we continue to estimate the Electronic Technologies Group’s organic net sales growth rate to be in the mid-single digits. These estimates exclude additional acquired businesses, if any.”

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 79.5 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 53.3 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Tuesday, August 28, 2018 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 1796867. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (404) 537-3406, and enter the Conference ID 1796867.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO's customers include a majority of the world's airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security

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spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2018	2017
Net sales	$465,825	$391,500
Cost of sales	284,216	242,603
Selling, general and administrative expenses	80,186	72,775
Operating income	101,423	76,122
Interest expense	(5,212)	(2,447)
Other (expense) income	(112)	200
Income before income taxes and noncontrolling interests	96,099	73,875
Income tax expense	22,200	22,400
Net income from consolidated operations	73,899	51,475
Less: Net income attributable to noncontrolling interests	6,813	5,777
Net income attributable to HEICO	$67,086	$45,698

Net income per share attributable to HEICO shareholders: (a)
Basic	$.51	$.35
Diluted	$.49	$.34

Weighted average number of common shares outstanding: (a)
Basic	132,794	131,786
Diluted	136,733	135,771

	Three Months Ended July 31,
	2018	2017
Operating segment information:
Net sales:
Flight Support Group	$285,126	$257,966
Electronic Technologies Group	186,370	137,860
Intersegment sales	(5,671)	(4,326)
	$465,825	$391,500

Operating income:
Flight Support Group	$54,712	$46,664
Electronic Technologies Group	56,021	38,543
Other, primarily corporate	(9,310)	(9,085)
	$101,423	$76,122

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2018		2017
Net sales	$1,300,837		$1,103,589
Cost of sales	796,580		688,893
Selling, general and administrative expenses	231,709		197,482
Operating income	272,548		217,214
Interest expense	(14,841)		(6,376)
Other (expense) income	(2)		835
Income before income taxes and noncontrolling interests	257,705		211,673
Income tax expense	46,100	(b)	63,100
Net income from consolidated operations	211,605		148,573
Less: Net income attributable to noncontrolling interests	19,749		16,262
Net income attributable to HEICO	$191,856	(b)	$132,311

Net income per share attributable to HEICO shareholders: (a)
Basic	$1.45	(b)	$1.01
Diluted	$1.40	(b)	$.98

Weighted average number of common shares outstanding: (a)
Basic	132,422		131,618
Diluted	136,570		135,382

	Nine Months Ended July 31,
	2018		2017
Operating segment information:
Net sales:
Flight Support Group	$807,683		$710,676
Electronic Technologies Group	510,750		405,194
Intersegment sales	(17,596)		(12,281)
	$1,300,837		$1,103,589

Operating income:
Flight Support Group	$152,069		$132,771
Electronic Technologies Group	147,371		106,453
Other, primarily corporate	(26,892)		(22,010)
	$272,548		$217,214

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)	All share and per share information has been adjusted retrospectively to reflect 5-for-4 stock splits effected in January 2018 and June 2018.

(b)
In the first quarter of fiscal 2018, the United States (U.S.) government enacted significant changes to existing tax law resulting in the Company recording a provisional discrete tax benefit from remeasuring its U.S. federal net deferred tax liabilities that was partially offset by a provisional discrete tax expense related to a one-time transition tax on the unremitted earnings of the Company's foreign subsidiaries. The net impact of these provisional amounts increased net income attributable to HEICO by $11.9 million, or $.09 per basic and diluted share, in the first nine months of fiscal 2018.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2018	October 31, 2017
Cash and cash equivalents	$66,981	$52,066
Accounts receivable, net	249,326	222,456
Inventories, net	391,788	343,628
Prepaid expenses and other current assets	20,063	13,742
Total current assets	728,158	631,892
Property, plant and equipment, net	154,614	129,883
Goodwill	1,102,352	1,081,306
Intangible assets, net	516,454	538,081
Other assets	153,261	131,269
Total assets	$2,654,839	$2,512,431

Current maturities of long-term debt	$929	$451
Other current liabilities	253,828	248,986
Total current liabilities	254,757	249,437
Long-term debt, net of current maturities	622,889	673,528
Deferred income taxes	46,469	59,026
Other long-term liabilities	166,803	151,025
Total liabilities	1,090,918	1,133,016
Redeemable noncontrolling interests	133,599	131,123
Shareholders’ equity	1,430,322	1,248,292
Total liabilities and equity	$2,654,839	$2,512,431

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2018	2017
Operating Activities:
Net income from consolidated operations	$211,605	$148,573
Depreciation and amortization	57,523	46,912
Share-based compensation expense	6,933	5,207
Employer contributions to HEICO Savings and Investment Plan	6,015	5,732
Foreign currency transaction adjustments, net	183	3,316
(Decrease) increase in accrued contingent consideration, net	(3,789)	1,227
Deferred income tax benefit	(13,485)	(6,998)
(Increase) decrease in accounts receivable	(26,315)	13,343
Increase in inventories	(40,965)	(22,415)
Increase (decrease) in current liabilities, net	4,647	(10,460)
Other	2,351	(5,134)
Net cash provided by operating activities	204,703	179,303

Investing Activities:
Acquisitions, net of cash acquired	(40,599)	(95,759)
Capital expenditures	(35,898)	(20,445)
Other	(2,736)	(685)
Net cash used in investing activities	(79,233)	(116,889)

Financing Activities:
Payments on revolving credit facility, net	(57,000)	(26,000)
Redemptions of common stock related to stock option exercises	(24,941)	—
Cash dividends paid	(15,363)	(12,807)
Distributions to noncontrolling interests	(7,129)	(12,924)
Payment of contingent consideration	(5,425)	(7,039)
Revolving credit facility issuance costs	(4,067)	(270)
Acquisitions of noncontrolling interests	—	(3,848)
Proceeds from stock option exercises	3,036	4,171
Other	(376)	(241)
Net cash used in financing activities	(111,265)	(58,958)

Effect of exchange rate changes on cash	710	3,078

Net increase in cash and cash equivalents	14,915	6,534
Cash and cash equivalents at beginning of year	52,066	42,955
Cash and cash equivalents at end of period	$66,981	$49,489